EXHIBIT-11
                                                                    ----------

COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                                            Three Months
                                                            Ended March 31,
                                                    --------------------------
(Amounts in thousands except per share data)            1994             1993
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PRIMARY
  Average shares outstanding                            3,435           3,547
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                   78              93
                                                    ----------      ----------
                                                        3,513           3,640
                                                    ==========      ==========

Income (Loss) from Continuing Operations             $    159        $   (450)
                                                    ==========      ==========

Per share amount                                     $    .05        $   (.12)
                                                    ==========      ==========

Income from Discontinued Operations                  $    ---        $    628
                                                    ==========      ==========

Per share amount                                     $    ---         $   .17
                                                    ==========      ==========

Net Income                                           $    159        $    178
                                                    ==========      ==========

Per share amount                                     $    .05         $   .05
                                                    ==========      ==========